Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-198460 on Form S-4 of our reports dated May 22, 2014, relating to the consolidated financial statements of Alliant Techsystems Inc. and subsidiaries (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
November 21, 2014